Exhibit 10.6

TERM PROMISSORY NOTE

$5,000,000.00	Date: October 21, 2015

FOR VALUE RECEIVED, the undersigned, ARK RESTAURANTS CORP., a New York corporation, (“Borrower”) hereby absolutely and unconditionally promises to pay to the order of BANK HAPOALIM B.M. (“Bank”):

a. The principal amount of Five Million and no/100 Dollars ($5,000,000.00), which shall be due and payable at the times and in the manner set forth in the Credit Agreement referred to below; provided that any and all principal hereof then remaining unpaid shall be due and payable on October 21, 2020; and

b. Interest on the principal amount hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times, at the rates and in the manner provided in the Credit Agreement referred to below.

This Term Promissory Note (“this Note”) evidences the Advance made by Bank under, has been issued by Borrower in accordance with the terms of, and is the Note referred to in, that certain Credit Agreement (Term Facility), of even date herewith, between Borrower and Bank as amended, modified, supplemented or restated and in effect from time to time (the “Credit Agreement”). Bank and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of Borrower contained therein, and any holder hereof may exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof. Borrower may not reborrow principal repaid under this Note. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

Borrower and any and every endorser and guarantor of this Note or the obligation represented hereby waive all requirements of diligence in collection, presentation, demand, notice, protest, notice of intent to accelerate, notice of acceleration, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, and to the addition or release of any other party or person primarily or secondarily liable; provided, that the foregoing shall not constitute a waiver of the right of Borrower to receive any notice from Bank to Borrower expressly required by the provisions of the Credit Management or any other Credit Document.

Payment of this Note is secured by, inter alia, a mortgage, Assignment of Rents and Security Agreement made by Ark Shuckers Real Estate in favor of Bank and encumbering 6 condominium parcels in St. Lucie County, Florida, as amended, restated or supplemented from time to time (the “Mortgage”).

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts-of-law rule or principle that would give effect to the law of any other jurisdiction.

BORROWER AND (BY ACCEPTANCE HEREOF) BANK EACH WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING HEREUNDER OR RELATING HERETO.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed under seal by its duly authorized officer as of the date first set forth above.

ARK RESTAURANTS CORP.

By: /s/:	Robert Stewart
Name:	Robert Stewart
Title:	President
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